EXHIBIT 5.1

[Davis Polk & Wardwell Letterhead]

January 14, 2004

Mercury Interactive Corporation

1325 Borregas Avenue

Sunnyvale, California 94089

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Mercury Interactive Corporation (the “Company”) in connection with the filing of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended, relating to 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.002 per share, of which 3,000,000 Shares are deliverable pursuant to the Company’s Amended and Restated 1999 Stock Option Plan and 5,000,000 Shares are deliverable pursuant to the Company’s Amended and Restated 1998 Employee Stock Purchase Plan (each, a “Plan”).

We have examined such documents and records as we have deemed necessary for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the applicable Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell